Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191

CONTACT:
Matt Brusch, Director of Communications
mbrusch@tier.com
(571) 382-1048

Tier Reports Fiscal 2007 Second Quarter Results

RESTON, Va., May 1, 2007 - Tier Technologies, Inc. (OTC: TIER) today announced results for its fiscal 2007 second quarter ended March 31, 2007.

Revenues for the fiscal 2007 second quarter were $40.3 million, an increase of 7% as compared to $37.5 million in the fiscal 2006 second quarter. Net income was $3.7 million compared to a net loss of $5.0 million in the same period last year. Fully diluted earnings per share was $0.19 as compared to a fully diluted loss per share of $0.26 in the same period last year.

The fiscal 2007 second quarter included a one-time, non-cash benefit of $7.6 million recorded in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” related to the Internal Revenue Service’s March 2007 approval of federal income tax refund associated with a fiscal 2002 loss on the disposal of the Company’s Australian operations. Prior to this approval, the Company had fully reserved this position, including potential interest and penalties.

As of March 31, 2007, Tier had $57.4 million in cash and cash equivalents, and investments in marketable securities, and $18.3 million in restricted investments. Tier generated $5.7 million of cash from continuing operations in the fiscal 2007 second quarter. Tier has no short-term or long-term debt.

“Our overall revenue growth was again driven by the strong year-over-year revenue performance from our Electronic Payment Processing (“EPP”) segment, whose revenues were up 32%” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier. “We continue to be very excited about EPP and believe this business has significant opportunity to continue to generate growth and shareholder value.”

“The strategic evaluation of our other business segments is moving ahead as planned.” Mr. Rossetti continued. “We will focus our operations on our core electronic payment processing business, and expect to redeploy assets into this area. In April 2007, we began to seek buyers for certain portions of our business, including portions of our Packaged Software and Systems Integration and Government Business Process Outsourcing segments that are not expected to contribute to our future electronic payment processing operations.”

Segment Results

Electronic Payment Processing

Electronic Payment Processing (EPP) Segment revenues for the fiscal 2007 second quarter were $20.4 million, an increase of 32% as compared to $15.5 million in the fiscal 2006 second quarter.

Fiscal 2007 second quarter EPP revenue improvement was driven primarily by increased transaction processing volume and the addition of new client contracts.

Government Business Process Outsourcing

Government Business Process Outsourcing (GBPO) Segment revenues were $12.6 million in the fiscal 2007 second quarter, a decrease of 7% as compared to $13.5 million in the fiscal 2006 second quarter.

Factors impacting fiscal 2007 second quarter GBPO revenues were attributable primarily to a reduction of revenues from contracts that were completed during the last 12 months and lower transaction volumes.

Packaged Software and Systems Integration

Packaged Software and Systems Integration (PSSI) Segment revenues were $7.3 million in the fiscal 2007 second quarter, a decrease of 14% as compared to $8.5 million in the fiscal 2006 second quarter.

Fiscal 2007 second quarter PSSI revenue decline was attributable primarily to the completion, or near completion, of several contracts and decreased activity for several time and materials contracts.

Conference Call

Tier will host a conference call today at 5:00 p.m. Eastern Time to discuss these results. To access the conference call, please dial (888) 335-3240 and provide conference ID # 6630587. The conference call will also be broadcast live via the Internet at www.Tier.com. A replay will be available at www.Tier.com or by calling (800) 642-1687 and entering conference ID # 6630587 from approximately two hours after the end of the call until 11:59 p.m. Eastern Time on May 8, 2007.

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include over 3,100 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions and, through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements; and approval of the Company’s application to re-list its common stock on the Nasdaq Stock Market. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006 filed with the SEC.

TIER TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2007	September 30, 2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$18,357	$18,486
Investments in marketable securities	39,054	36,950
Accounts receivable, net	12,113	15,035
Unbilled receivables	2,298	2,918
Prepaid expenses and other current assets	4,921	3,067
Total current assets	76,743	76,456
Property, equipment and software, net	13,154	13,466
Goodwill	37,567	37,567
Other intangible assets, net	19,754	21,879
Restricted investments	18,278	12,287
Investment in unconsolidated affiliate	4,912	3,978
Other assets	2,198	3,916
Total assets	$172,606	$169,549
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,606	$871
Income taxes payable	—	7,288
Accrued compensation liabilities	5,489	5,325
Accrued subcontractor expenses	2,045	2,360
Accrued discount fees	4,072	4,013
Other accrued liabilities	7,989	7,810
Deferred income	5,078	5,750
Total current liabilities	26,279	33,417
Other liabilities	734	1,922
Total liabilities	27,013	35,339

Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital; shares authorized: 44,260; shares issued: 20,388 and 20,383; shares outstanding: 19,501 and 19,499	185,722	184,387
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Notes receivable from related parties	(149)	(4,275)
Accumulated other comprehensive loss	(63)	(33)
Accumulated deficit	(31,233)	(37,185)
Total shareholders’ equity	145,593	134,210
Total liabilities and shareholders’ equity	$172,606	$169,549

TIER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,		Six months ended March 31,
(in thousands, except per share data)	2007	2006	2007	2006
Revenues	$40,271	$37,474	$82,991	$77,356
Costs and expenses:
Direct costs	29,710	30,696	60,338	58,592
General and administrative	10,932	8,859	18,555	15,782
Selling and marketing	2,904	2,740	5,426	5,320
Depreciation and amortization	1,363	1,325	2,722	2,644
Total costs and expenses	44,909	43,620	87,041	82,338
Loss from continuing operations before other income and income taxes	(4,638)	(6,146)	(4,050)	(4,982)
Other income:
Equity in net income of unconsolidated affiliate	177	462	986	521
Interest income, net	607	683	1,484	1,274
Total other income	784	1,145	2,470	1,795
Loss from continuing operations before income taxes	(3,854)	(5,001)	(1,580)	(3,187)
Income tax provision	7	—	67	5
Net loss from continuing operations	(3,861)	(5,001)	(1,647)	(3,192)
Income from discontinued operations	7,599	—	7,599	—
Net income (loss)	$3,738	$(5,001)	$5,952	$(3,192)

Earnings (loss) per share—Basic:
From continuing operations	$(0.20)	$(0.26)	$(0.08)	$(0.16)
From discontinued operations	$0.39	$—	$0.39	$—
Earnings (loss) per share—Basic	$0.19	$(0.26)	$0.31	$(0.16)
Earnings (loss) per share—Diluted:
From continuing operations	$(0.20)	$(0.26)	$(0.08)	$(0.16)
From discontinued operations	$0.39	$—	$0.39	$—
Earnings (loss) per share—Diluted	$0.19	$(0.26)	$0.31	$(0.16)

Weighted average common shares used in computing:
Basic earnings (loss) per share	19,501	19,493	19,500	19,491
Diluted earnings (loss) per share	19,617	19,493	19,604	19,491

TIER TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Six months ended March 31,
(in thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,952	$(3,192)
Less: Income from discontinued operations, net	7,599	—
(Loss) income from continuing operations, net	(1,647)	(3,192)
Non-cash items included in net income from continuing operations:
Depreciation and amortization	4,547	4,478
Loss on retirement of equipment and software	1	28
Provision for doubtful accounts	(342)	599
Equity in net income of unconsolidated affiliate	(986)	(521)
Share-based compensation	1,180	734
Accrued forward loss on contracts	276	2,791
Pending settlement of pension contract	1,190	—
Net effect of changes in assets and liabilities:
Accounts receivable and unbilled receivables	1,671	4,420
Prepaid expenses and other assets	(309)	(1,170)
Accounts payable and accrued liabilities	544	(144)
Income taxes payable	311	(229)
Deferred income	(672)	(2,050)
Cash provided by operating activities from continuing operations	5,764	5,744
Cash provided by discontinued operations
Income from discontinued operations, net	7,599	—
Non-cash items included income from discontinued operations, net:
Reversal of income tax reserve	(7,599)	—
Cash provided by operating activities from discontinued operations	—	—
Cash provided by operating activities	5,764	5,744
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(3,108)	(42,100)
Sales and maturities of marketable securities	1,000	32,214
Purchase of restricted investments	(9,260)	(2,878)
Sales and maturities of restricted investments	3,348	2,371
Purchase of equipment and software	(2,081)	(2,392)
Repayment of notes and accrued interest from related parties	4,249	—
Other investing activities	(75)	(1)
Cash used in investing activities	(5,927)	(12,786)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	32	69
Capital lease obligations and other financing arrangements	10	(31)
Cash provided by financing activities	42	38
Effect of exchange rate changes on cash	(8)	(6)
Net (decrease) in cash and cash equivalents	(129)	(7,010)
Cash and cash equivalents at beginning of period	18,486	27,843
Cash and cash equivalents at end of period	$18,357	$20,833
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6	$8
Income taxes paid, net	$50	$188
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Interest accrued on shareholder notes	$123	$14